EXHIBIT 99.1

Upexi CEO, Allan Marshall, to Present at the iAccess Alpha 2024 Buyside Best Ideas Summit on January 9th & 10th

Tampa, FL, January 4, 2024 (ACCESSWIRE) –Upexi Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a multi-faceted Amazon and Direct-to-Consumer brand owner and innovator in aggregation, today announced an invitation to participate at the iAccess Alpha 2024 Buyside Best Ideas Summit hosted virtually on January 9-10, 2024. Upexi’s Chief Executive Officer, Allan Marshall, is scheduled to present at 11:00 a.m. EST on January 9th and host one-on-one meetings on January 10th.

Presentation: Tuesday, January 9th at 11 a.m. EST

Webcast: LINK or on the Company’s IR calendar

iAccess Alpha hosts virtual investor conferences, where presenting companies are recommended by a network of investors. The conference format spans two days, with company webcast presentations on day one, followed by one-on-one meetings with company management teams on day two.

To register and schedule a one-on-one meeting with Upexi, please visit the conference website https://www.iaccessalpha.com/home.

About Upexi, Inc.:

Upexi is a multifaceted brand owner with established brands in the health, wellness, pet, beauty and other growing markets. We operate in emerging industries with high growth trends and look to drive organic growth of our current brands. We focus on direct to consumer and Amazon brands that are scalable and have anticipated, high industry growth trends. Our goal is to continue to accumulate consumer data and build out a significant customer database across all industries we sell into. The growth of our current database has been key to the year over year gains in sales and profits. To drive additional growth, we have and will continue to acquire profitable Amazon and eCommerce businesses that can scale quickly and reduce costs through corporate synergies. We utilize our in-house, SaaS programmatic ad technology to help achieve a lower cost per acquisition and accumulate consumer data for increased cross-selling between our growing portfolio of brands.

Company Contact

Andrew Norstrud, Chief Financial Officer

Email: andrew.norstrud@upexi.com

Phone: (702) 332-5591

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto or Jack Perkins

Email: Upexi@KCSA.com

Phone: (212) 896-1254